UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BEVERLY ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1691861

(State of Incorporation or Organization)	(IRS Employer Identification no.)

One Thousand Beverly Way Fort Smith, Arkansas	72919

(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchanges on Which
to be so Registered	Each Class is to be Registered
New York Stock Exchange, Inc.
Preferred Share Purchase Rights	Pacific Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which form relates:	Not Applicable
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

      On March 25, 2005, the Board of Directors (the “Board”) of Beverly Enterprises, Inc. (“BEI”) approved an amendment to the Rights Agreement, dated as of January 26, 2005, as the same may be amended from time to time (the “Agreement”), between the Company and The Bank of New York, as Rights Agent. BEI is hereby amending its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on January 28, 2005, relating to the Preferred Share Purchase Rights as further described in the Agreement (the “Rights”) and as listed on the New York Stock Exchange, Inc. BEI is also hereby amending its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 3, 2005, relating to the Rights as listed on the Pacific Exchange, Inc.

      The purpose of the Amendment is to clarify that, notwithstanding anything to the contrary contained in the Agreement, no person shall be deemed the beneficial owner of, or shall be deemed to beneficially own, any security solely by reason of that person’s solicitation or receipt of Special Meeting Notices, Special Meeting Demands and/or Nomination Notices from another person, and no person shall be deemed the beneficial owner of, or shall be deemed to beneficially own, any security solely by reason of such person’s execution, individually or together with other persons, or such person’s delivery to another person, of a Special Meeting Notice, Special Meeting Demand and/or Nomination Notice. For purposes of the Amendment, the terms “Special Meeting Notice”, “Special Meeting Demand” and “Nomination Notice” shall have the meanings set forth in (i) the resolutions adopted by the Board and contained in Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2005 and (ii) the resolutions adopted by the Board and contained in Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 7, 2005. A copy of the Amendment is included as Exhibit 1 hereto and is incorporated herein by reference. This foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2. Exhibits

Exhibit No.	Exhibit
1.	Amendment No. 1, to the Rights Agreement, dated April 7, 2005, between Beverly Enterprises, Inc. and The Bank of New York, as Rights Agent (filed as Exhibit 4.1 to BEI’s Current Report on Form 8-K, filed with the SEC on April 7, 2005).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2005	BEVERLY ENTERPRISES, INC.
	By:	/s/ Jeffrey P. Freimark
		Name:	Jeffrey P. Freimark
		Title:	Executive Vice President, Chief Financial and Information Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
1.	Amendment No. 1, to the Rights Agreement, dated April 7, 2005, between Beverly Enterprises, Inc. and The Bank of New York, as Rights Agent (filed as Exhibit 4.1 to BEI’s Current Report on Form 8-K, filed with the SEC on April 7, 2005).